EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of June 28, 2006 (the “Effective Date”) between GREGORY A. FRASER (“Executive”), an individual residing in the State of Florida, and FARO TECHNOLOGIES, INC. (the “Company”), a Florida corporation having its principal place of business at 125 Technology Park, Lake Mary, FL 32746.

RECITALS

WHEREAS, Executive is a co-founder of the Company and has served as a director and officer of the Company in various capacities for 24 years since the Company’s inception in 1982, during which time he assisted in building the Company from a start up to a public company with worldwide operations, and the Company has benefited from his many years of service;

WHEREAS, Executive currently serves as an Executive Vice President of the Company and as a member of the Company’s Board of Directors with a term expiring at the Company’s 2008 annual shareholders meeting;

WHEREAS, Executive has indicated his desire to retire from active management of the Company, and the Company wishes to accommodate Executive’s interest in retirement;

WHEREAS, the Company and Executive believe it appropriate that the terms and conditions of his transition into retirement and are entering into this Agreement for that purpose; and

NOW THEREFORE, in consideration of the covenants set forth herein, the parties agree as follows:

OPERATIVE TERMS

1. Transition duties; Retirement

A. Subject to the terms and conditions of this Agreement, from the Effective Date until December 29, 2006 (the “Term”), Executive will continue to be employed as a full-time employee of the Company holding the position of Executive Vice President and shall continue to receive his current base salary of $245,000 per year (“Base Salary”), plus all the employee benefits provided to other Company executives, excluding participation in the Company’s bonus program, payable in accordance with the Company’s customary payroll practices for its executives; provided, however, that Executive’s employment may be terminated before the end of the Term by either party pursuant to Section 6 of this Agreement.

B. Unless there is an earlier termination of employment in accordance with this Agreement, Executive’s retirement shall be effective at the close of business on December 29, 2006. Unless the Executive is terminated by the Company prior to December 29, 2006 for any reason other than for “Cause” (as defined herein), the Executive will resign from the Board of Directors on the later to occur of (i) the termination of his employment with the Company or (ii) the close of business on December 29, 2006. Such resignation from the Board of Directors will be effective at such time without any further action by the Executive.

C. In his capacity as an Executive Vice President, Executive shall report to the Company’s Co-Chief Executive Officers (the “Co-CEOs”) and shall have such responsibilities, duties, and authority assigned to him by the Co-CEOs, and shall have no other responsibilities, duties, or authority, implied or otherwise. Executive shall transition his investor relations responsibilities as directed and to the person or persons designated by the Board of Directors or the Co-CEOs.

D. Executive has indicated his interest in consulting work following his retirement from the Company. As a courtesy, the Company will provide Executive with time to develop his post-retirement consulting opportunities, and expressly acknowledges that he may devote business time to such pursuit, notwithstanding his present full-time employment. Furthermore, as in the past, Executive is expressly authorized to engage in appropriate civic, charitable, religious and non-profit activities, so long as they do not interfere with or conflict with Company’s policies regarding such matters, and with the understanding that such activities must not preclude Executive from performing his transition duties under this Agreement.

2. Reimbursement of Expenses

During the Term, the Company shall reimburse Executive for all reasonable expenses incurred by him in the course of performing the duties assigned to him under this Agreement that are consistent with Company’s policies in effect from time to time with respect to travel, entertainment and other expenses, subject to the Company’s requirements with respect to reporting and documentation of such expenses.

3. Stock Options and Restricted Share Units (RSUs)

As part of Executive’s compensation, the Company may issue to Executive stock options and/or RSUs, if any, in the sole and absolute discretion of the Company’s Compensation Committee and independent of Company policy and past practice.

4. Benefit Programs

Executive shall be entitled to participate in any benefit programs which the Company provides for its executive employees in accordance with Company policies and procedures. Such benefits may include health insurance, disability insurance, life insurance, cafeteria plans, pension and profit sharing plans, and other employee benefit plans as may be developed and designed from time to time.

5. Cooperation

A. The Company is currently defending or involved in, and may in the future become involved or be required to defend additional, various claims, including civil actions, disputes with third parties, civil and criminal investigations, inquiries by federal and state law enforcement officials, inquiries by regulatory or self-regulatory organizations, about which Executive may have personal knowledge (collectively, “Claims”). It is possible that such Claims will concern matters relating to Executive’s employment, or his areas of responsibility at the Company. It is also possible that he may be named as a defendant in connection with Claims.

B. Executive has cooperated with the Company in the past regarding the Claims. Executive, during and after the Term, shall:

i.
continue to cooperate fully with the Company and with federal and state law enforcement or regulatory agencies and self-regulatory organizations with respect to the Claims, whether or not the Employee is named as a party therein; provided, however, that the Company shall (to the extent it can reasonably do so) (A) provide Executive reasonable notice relating to meetings and document requests and (B) schedule such meetings and document productions at a place which is mutually convenient.

ii.	provide the Company with copies of all documents in his possession or control relating to the Claims (to the extent Executive has not already provided such documents to the Company).

C. Consistent with the Company’s Restated Certificate of Incorporation and By-laws (each as amended), the Company shall promptly reimburse the Employee for all reasonable legal fees (including such legal fees for counsel retained by Executive to assist and advise regarding his cooperative efforts if cooperation is requested by the Company in connection with Claims) and reasonable expenses incidental to such cooperation. The Company and Executive agree that he will not be compensated for the time that he spends at meetings, in travel to meetings, or in connection with the production of documents, or in connection with any other activities or tasks comprising a form of cooperation; provided, however, that in the event Executive is subpoenaed to give testimony by the Company, either at trial or deposition, he shall be paid such witness fees and travel expenses by the Company as are permitted under applicable law; provided, however, that the Company shall be relieved of its payment obligations under Section 5 of this Agreement in the event of a material breach by Executive of his Section 5 cooperation obligations, where the Company gives Executive written notice of the breach and the circumstances of the breach, and Executive does not cure the breach within twenty (20) days following the notice.

D. As part of his duty of cooperation, Executive agrees to give the Company prompt notice if he is served with process as a defendant in a civil action relating in any way to his Company employment. Similarly, the Company agrees to give Executive prompt notice if it is served with process as a defendant in a civil action where Executive is also named as a defendant.

E. Executive also agrees to cooperate with the Company in the event his assistance would be helpful with regard to litigation or disputes where the Company is asserting a claim itself against third parties. He will provide similar assistance with regard to such proceedings as he will offer in regard to Claims.

F. Generally, Executive and the Company agree to cooperate with each other, in good faith, with regard to legal proceedings involving Executive brought by or against private parties.

6. Terminations before the end of the term

A. Executive may resign his employment or his Board membership at any time prior to the end of the Term, for any reason at all, by giving written notice of resignation.

B. Company may terminate Executive’s employment before the end of the Term for any reason at all, by giving written notice of termination.

C. If the Company chooses to exercise its right to terminate Executive’s employment prior to the end of the Term, the Company shall continue to pay Executive his Base Salary through the end of the Term, and the Company will similarly pay all expenses associated with COBRA continuation of Executive’s group insurance through the end of the Term, and he shall otherwise receive benefits under Sections 1, 2, and 4 of this Agreement as if his employment had continued through the end of the Term (collectively, “Post-Termination Compensation”), unless his employment is terminated by the Company for Cause, in which case the Company shall have no obligation to pay Executive for any Post-Termination Compensation. The Company shall have “Cause” to terminate Executive’s employment, before the end of the Term, only upon the occurrence of the following events: (i) the conviction of Executive of a felony, or a misdemeanor involving moral turpitude; (ii) gross and willful misconduct by Executive that is demonstrably and materially injurious to the Company, whether monetarily or otherwise; or (iii) a material breach of this Agreement by Executive, which is not cured within twenty (20) days of written notice to Executive of the fact and circumstances of breach.

D. If Executive chooses to exercise his right to resign his Company employment prior to the end of the Term, the Company shall have no obligation to continue to pay him any Post-Termination Compensation, unless he resigns for Good Reason. If Executive resigns his employment before the end of the Term for Good Reason, he will receive Post-Termination Compensation, just as if his employment was terminated by the Company without Cause. Executive shall have “Good Reason” to terminate his employment only in the event of a material breach of this Agreement by the Company, which is not cured within twenty (20) days of written notice to the Company of the fact and circumstances of breach.

E. In the event of Executive’s death before the end of the Term, any right of Executive to compensation under Sections 1, 2, or 4 of this Agreement shall terminate as of the date of death, except to the extent it was already earned before his death. Similarly, in the event of any other termination of employment before the end of the Term, regardless of the reason for termination, Executive shall be paid all Base Salary earned prior to the date of termination, and all other benefits due him under Sections 1, 2, and 4 of this Agreement which were earned prior to the date of termination.

7. Return of Company Property

All records, designs, patents, business plans, financial statements, manuals, memoranda, lists and other property delivered to or compiled by Executive by or on behalf of the Company or their representatives, vendors or customers which pertain to the business of the Company shall be and remain the property of the Company and be subject at all times to its discretion and control. Likewise, all correspondence, reports, records, charts, advertising materials and other similar data pertaining to the business, activities or future plans of the Company which is collected by Executive shall be delivered promptly to the Company without request by it upon termination of Executive’s employment.

8. Inventions

All right, title, and interest, of every kind whatsoever, in the United States and throughout the world, in any copyrights, trademarks, and any ideas, designs, discoveries, inventions, and improvements with economic value, whether or not patentable or capable of copyright or trademark registration, created, developed, or conceived by Executive while associated with or employed or engaged by the Company that relate in any way to the business of the Company shall be the sole property of the Company. All works of authorship, such as writings, computer programs, and the like, whether or not copyrightable, that are authored or created by Executive while associated with or employed or engaged by the Company that relate in any way to the business of the Company or software generally shall be the sole property of the Company. Executive shall (i) execute all documents reasonably necessary as requested by the Company to create, enforce, or evidence the Company's right in the foregoing property, (ii) execute any other proper instruments or documents necessary or desirable in applying for and obtaining patents on such inventions and discoveries in the United States and foreign countries and registration of copyrights on such works of authorship in Canada and foreign countries, including renewal papers when appropriate; and (iii) cooperate in the prosecution or defense of any claims, lawsuits, or other proceedings involving such property. Executive hereby waives his right to enforce any moral or author’s right which Executive may have in such works of authorship.

9. Indemnification

A. The Company’s Amended and Restated Articles of Incorporation and Bylaws (each as amended to date) require that the Company indemnify Executive, to the fullest extent permitted or required by the Florida Business Corporation Act (the “FBCA”), against any and all liabilities, and advance any and all reasonable expenses, incurred thereby in any Proceeding (as defined in Section 607.0850 of the FBCA) to which Executive is a party or in which Executive is deposed or called to testify as a witness because he is or was a director or executive officer of the Company. The Company’s Board of Directors previously adopted resolutions whereby the Company agreed to advance certain reasonable expenses incurred by Executive (each, an Advance”), including such expenses with respect to the purported securities class action complaint filed in United States District Court for the Middle District of Florida against the Company and certain other defendants (including Executive) (the “Lawsuit”) (including additional lawsuits filed with respect to the matters alleged by the Complaint and any consolidated class action complaint with respect to the Lawsuit or such lawsuits), in each instance upon receipt of an undertaking by Executive to repay such amount if he is ultimately found not to be entitled to indemnification by the Company pursuant to Section 607.0850 of the FBCA.

B. Consistent with its obligations described above under the Company’s Amended and Restated Articles of Incorporation and Bylaws (each as amended to date), the Company shall indemnify Executive and make Advances to Executive as set forth above. Executive hereby undertakes to repay to the Company all such Advances if Executive is ultimately found not to be entitled to indemnification by the Company pursuant to Section 607.0850 of the FBCA in connection with any of the matters described above.

10. Arbitration

Any controversy or claim arising out of or relating to this Agreement or to the breach thereof or Executive’s employment with the Company shall be settled exclusively by binding arbitration conducted in Orlando, Florida in accordance with the Employment Rules of the American Arbitration Association then in effect, by a single independent arbitrator selected mutually by the Company and Executive. If the parties cannot agree on an arbitrator, within 30 days of commencement of an arbitration proceeding hereunder, either party may request that the American Arbitration Association select a candidate in accordance with the rules. The decision of the arbitrator shall be final and binding. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The Company agrees to pay all expenses of the AAA and all fees, costs and expenses of the arbitrator and of the arbitration. The parties further agree that any arbitration shall be conducted in a confidential manner, and the arbitrator is hereby authorized to adopt any rules and procedures reasonably appropriate to ensure the confidentiality of the arbitration. In any such arbitration, the arbitrator shall have the authority to award Reasonable Attorney’s Fees and Attorney Costs to the prevailing party, pursuant to this Agreement. “Reasonable Attorney’s Fees and Attorney Costs” include, but are not limited to, the following: all reasonable attorney’s fees, all reasonable attorney costs, all reasonable witness fees and other related expenses, including reasonable paralegal fees, travel and lodging expenses and costs, through trial and appeal, and/or through the finalization of the arbitration and the entering of the arbitrators award, including but not limited to all litigation in any court pursuant to this Agreement. Reimbursement is due within 30 days of written notice after prevailing.Litigation or Arbitration Expenses

11. CONFIDENTIALITY COMMITMENTS

A. Executive shall hold in strict confidence and not divulge to others, destroy, nor make use thereof (either for the benefit of himself or for the benefit of any person or entity), except for the purposes of the Company, or to enforce his rights under this Agreement, both during and after Executive’s employment by the Company, any and all Proprietary Information or documents containing Proprietary Information that Executive has obtained or will obtain in the course of employment by the Company. All Proprietary Information is the exclusive property of the Company. All files, letters, memos, reports, sketches, drawings, notebooks or other written material containing such information, that are now or in the future comes into Executive’s custody or possession, shall be used by Executive only in the performance of his Company duties, or in connection with his obligations under Section 5 of this Agreement. “Proprietary Information” means the following information that is not generally known about the Company: (a) information identifying or tending to identify any of the existing or prospective acquisition candidates, clients, customers, suppliers, employees, and independent contractors of the Company; (b) information regarding any intellectual property of the Company, including all patents, trademarks, trade names, service marks, and copyrighted materials, and all ideas, designs, methods, scripts, concepts, inventions, research and development, and design projects, and computer programs, software, and source codes, whether or not protected under any law; and (c) information pertaining to the plans, methods, services, processes, prospects, potential acquisitions of other businesses or companies. product costs, price lists, production methods, engineering standards and specifications, marketing and development plans, price and cost data, price and fee amounts, pricing and billing policies, quoting procedures, marketing techniques and methods of obtaining business, forecasts and forecast assumptions and volumes, and future plans and potential strategies, contracts and their contents, customer or client services, data provided by customers or clients and the type, quantity and specifications of products and services purchased by customers of the Company, and financial information

B. Executive agrees, prior to the end of the Term, to make a reasonable effort to identify all Company documents or records in his possession which contain Proprietary Information. All such documents in hard copy form shall be returned to the Company prior to the end of the Term. All such documents in computerized form may be deleted by Executive or otherwise destroyed, or returned to the Company. The Company acknowledges that Executive has voluminous documents or records in his possession which refer to the Company in some way, or which were prepared by Company employees, and do not contain Proprietary Information. It is agreed that Executive may retain such documents in his possession. In addition, he may retain any documents produced for him or his counsel pursuant to agreements where the Company is a party to the agreement, even though the documents may contain confidential or Proprietary Information. To the extent any prior confidentiality agreements between Executive and the Company might have required the return of documents at the time of termination of his employment, that confidentiality agreement is superseded by this Agreement; however, with this exception, all such confidentiality agreements shall remain in full force and effect.

C. To the extent permitted pursuant to Section 12 of this Agreement, Executive may engage in consulting work following the end of the Term, or otherwise seek employment, and in such circumstances, requests for references may be directed to the Company’s Human Resources Department. In that event, the Company agrees to provide only the following information to any legal or natural person seeking a reference on Executive: Executive’s final position with the Company and his dates of employment.

D. It is possible that the Company may issue press releases or make public filings which refer to the Executive. During the Term, the Company agrees to provide the Executive with a copy of any such press release or public filing with reasonable advance notice prior to issuance of any such press release or public filing.

12. Non-Competition Agreement

A. Executive recognizes that the Company’s willingness to enter into this Agreement is based in material part on Executive’s agreement to the provisions of this Section 12 and that Executive’s breach of the provisions of this Section 12 could materially damage the Company. Subject to the further provisions of this Agreement and in consideration of the Company’s agreement to provide Executive access to Confidential Information as defined below, Executive will not, during the term of his employment with the Company, and for a period of three (3) years (unless a lesser period is specified hereafter) immediately following the termination or expiration of Executive’s employment by the Company, directly or indirectly, for himself or on behalf of or in conjunction with any other person, company, partnership, corporation or business of whatever nature:

i.
Engage or assist in any way, as an employee, agent, representative, officer, member, director, shareholder, owner, partner, joint venturer, or in any capacity, whether as an employee, independent contractor, consultant or advisor, or as a sales representative, in (A) the design, development, manufacturing, marketing, or support of computerized measurement systems (including, without limitation, articulated arm measuring devices, laser trackers, laser scanners, and CAD-based measurement and statistical process control software), (B) in the computer-aided manufacturing business, or (C) in any business in direct competition with the Company or any majority-owned subsidiary or affiliate of the Company (collectively, the “Companies”);

ii.
for a period of two (2) years call upon any person who is, at that time, an employee of any of the Companies for the purpose or with the intent of enticing such employee away from or out of the employ of any of the Companies;

iii.
call upon any person or entity which is, at that time, or which has been, within one year prior to that time, a customer of any of the Companies for the purpose of soliciting or selling products or services in direct competition with any of the Companies;

iv.
call upon any prospective acquisition candidate, on Executive’s own behalf or on behalf of any competitor, which candidate was, to Executive’s knowledge, within the preceding one year, either called upon by any of the Companies or for which any of the Companies made an acquisition analysis, for the purpose of acquiring such entity; or

v.
disclose customers, whether in existence or proposed, of any of the Companies to any person, firm, partnership, corporation or business for any reason or purpose whatsoever except to the extent that any of the Companies has in the past disclosed such information to the public for valid business reasons.

Notwithstanding the above, the foregoing covenant shall not be deemed to prohibit Executive from acquiring as an investment not more than 1% of the capital stock of a competing business, whose stock is traded on a national securities exchange, the Nasdaq Stock Market or similar market.

B. Because of the difficulty of measuring economic losses to the Company as a result of a breach of the foregoing covenant, and because of the immediate and irreparable damage that could be caused to the Company for which it would have no other adequate remedy, Executive agrees that, in the event of breach by him, the Company shall be entitled to specific performance, including immediate issuance of a temporary restraining order and/or preliminary or permanent injunctive relief enforcing this Agreement, and to judgment for damages caused by his breach, and to any other remedies provided by applicable law. In the event any of the terms or conditions of this Agreement are found unreasonable by a court of competent jurisdiction, Executive agrees to accept as binding in lieu thereof, any such lesser restrictions which said court may deem reasonable.

C. It is agreed by the parties that the foregoing covenants in this Section 12 impose a reasonable restraint on Executive in light of the activities and business of the Companies on the date of the execution of this Agreement and the current plans of the Companies; but it is also the intent of the Company and Executive that such covenants be construed and enforced in accordance with the changing activities, business and locations of the Companies throughout the term of this Agreement.

D. The Company and the Companies have international operations and conduct business throughout the world. In his employment with the Company, Executive has performed services for the Company throughout the United States and in various foreign jurisdictions. The provisions of this Section 12 is intended to apply to the fullest extent possible in all of the United States and in every foreign jurisdiction in which the Company conducts business.

E. The covenants in this Section 12 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which the court deems reasonable, and the Agreement shall thereby be reformed.

F. The Company and Executive hereby agree that this covenant is a material and substantial part of this Agreement.

G. The parties agree that the covenants in this Section 12 shall apply in the event the Term expires.

13. Miscellaneous

A. Entire Agreement. This Agreement embodies the entire Agreement and understanding between the Company and Executive relating to the subject matter hereof, other than the Employment, Assignment of Inventions, and Confidentiality Agreement previously executed by Executive and the Company. To the extent such Employment, Assignment of Inventions, and Confidentiality Agreement contradicts the terms of this Agreement, such agreement is superseded by this Agreement; however, with this exception, such Employment, Assignment of Inventions, and Confidentiality Agreement shall remain in full force and effect.

B. Survival. The parties intend that a number of provisions in this Agreement, as is evident from their terms, will remain in force after the termination of Executive’s employment with the Company or the expiration of the Term.

C. Legal Matters. The laws of the State of Florida and the federal laws of the United States of America, excluding the laws of those jurisdictions pertaining to resolution of conflicts with laws of other jurisdictions, govern the validity, enforcement, construction, and interpretation of this Agreement. In the event that there is any litigation under this Agreement, Executive and the Company (a) consent to the personal jurisdiction of the state and federal courts having jurisdiction in Orange County, Florida, (b) stipulate that the proper, convenient, and exclusive venue for any legal proceeding arising out of this Agreement is Orange County, Florida, for a state court proceeding, or the Middle District of Florida, Orlando Division, for a federal court proceeding, and (c) waive any defense, whether asserted by motion or pleading, that Orange County, Florida, or the Middle District of Florida, Orlando Division, is an improper or inconvenient venue.

D. Severability. If any of the provisions of this Agreement are held invalid for any reason, the remainder will not be affected and will remain in full force and effect in accordance with its terms.

E. Notice. Any notice, request, or instruction to be given hereunder shall be in writing and shall be deemed given when personally delivered or sent by telecopy transmission or three (3) days after being sent by United States mail, postage prepaid to the parties at their respective address set forth below.

(i)	To the Company:
FARO TECHNOLOGIES, INC.
Attention: Chief Financial Officer
125 Technology Park
Lake Mary, FL 32746
(ii)	To Executive:
To Executive’s address contained in the Company’s records.

F. Amendment and Waiver. No waiver of any provision of this Agreement will be valid unless in writing and signed by the person against whom it is sought to be enforced. The failure by either party to insist upon strict performance of any provision will not be construed as a waiver or relinquishment of the right to insist upon strict performance of the same provision at any other time, or any other provision of this Agreement.

G. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the heirs and representatives of Executive, but neither this Agreement nor any rights or obligations hereunder shall be assignable or otherwise subject to hypothecation by Executive (except by will or by operation of the laws of intestate succession) or by the Company, except in connection with a sale of the Company’s business, whether by merger, purchase or other combination where the Company, or its successors, does not survive such combination (“Sale of Business”). In case of such assignment by the Company and of assumption and agreement by such purchaser, as used in this Agreement, “Company” shall thereafter mean that successor entity bound by the assignment and assumption, or which otherwise becomes bound to all the terms and provisions of this Agreement by operation of law (the “Successor”). In the event of a Sale of Business, all of the Company’s rights, title and interests in this Agreement as of the date of such sale shall be assigned to the Successor. Accordingly, this Agreement shall inure to the benefit of, and be enforceable by, any such Successor. In the event of a Sale of Business, Executive shall be entitled to enforce any of his rights hereunder against any Successor. Except as provided in this Section, this Agreement shall not be assignable by the Company.

H. Further Assurances. Each party hereto shall cooperate and shall take such further action and shall execute and deliver such further documents as may be reasonably necessary in order to carry out the provisions and purposes of this Agreement.

I. No Strict Construction. The parties have jointly participated in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

J. Counterparts. This Agreement may be executed in multiple counterparts, each of which is an original but which shall together constitute one and the same instrument.

K. Costs. In any mediation, arbitration, or legal proceeding between Executive and the Company arising out of this Agreement, the losing party shall reimburse the prevailing party, on demand, for all costs incurred by the prevailing party in enforcing, defending, or prosecuting this Agreement.

L. Assignment; Successors. Executive shall not assign its, his, or her rights or delegate any of his obligations under this Agreement, and any attempted assignment or delegation by Executive will be invalid and ineffective against the Company. The Company may assign its rights under this Agreement without Executive’s consent to any assignee or successor in interest of its business, whether pursuant to a sale, merger, or sale or exchange of assets or outstanding stock of the Company. This Agreement is binding on, and inures to the benefit of, the Company’s authorized assignees and successors. Upon assignment of the Company’s rights under this Agreement, (a) every reference in this Agreement to the “Company” will include the assignee, and (b) if the assignee expressly assumes in writing or by operation of law all the liabilities of the assignor generally or under this Agreement specifically, the assignor will be released from all its obligations to Executive under this Agreement.

M. Notices. Every notice, demand, consent, or other communication required or permitted under this Agreement will be valid only if it is in writing (whether or not this Agreement expressly states that it must be in writing) and delivered personally or by telecopy, commercial courier, or first-class, postage-prepaid, United States mail (whether or not certified or registered, and regardless of whether a return receipt is requested or received by the sender), and addressed to the addresses for the parties listed below. A validly given notice, demand, consent, or other communication will be effective on the earlier of its receipt, if delivered personally or by telecopy or commercial courier, or the third day after it is postmarked by the United States Postal Service, if delivered by first-class, postage-prepaid, United States mail.

N. EXECUTIVE ACKNOWLEDGES THAT HE HAS CAREFULLY READ THIS AGREEMENT, WAS AFFORDED SUFFICIENT OPPORTUNITY TO CONSULT WITH LEGAL COUNSEL OF HIS CHOICE, AND TO ASK QUESTIONS AND RECEIVE SATISFACTORY ANSWERS REGARDING THIS AGREEMENT, UNDERSTANDS HIS RIGHTS AND OBLIGATIONS UNDER IT, AND SIGNED IT OF ITS, HIS, OR HER OWN FREE WILL AND VOLITION.

IN WITNESS WHEREOF the parties have executed this Employment Agreement as of the date set forth above.

FARO TECHNOLOGIES, INC.

By: /s/ Jay W. Freeland Name: Jay W. Freeland Title: President & Co-CEO

/s/ Gregory A. Fraser GREGORY A. FRASER